AGL Resources Inc.
35-CERT
Exhibit 3 - Information Regarding Variable Interest Entities
For the Quarter Ended Sept 30, 2005
Unaudited

(vi) If any Subsidiaries are Variable Interest Entities (“VIEs”) as that term is used in FASB Interpretation 46R,
Consolidation of Variable Interest Entities, provide a description of any financing transactions conducted during the quarter that were used to fund such VIEs.

SouthStar Energy Services LLC (“SouthStar”), an indirect partially owned gas marketing subsidiary of AGL
Resources, is classified as a VIE under FASB Interpretation 46R. SouthStar funds its operations with a revolving line of credit that is not backed by AGL Resources. During the reporting period, SouthStar had no activity under its revolving line of credit.

(vii) If any financing proceeds are used for VIEs, a description of the accounting for such transactions under FASB
Interpretation 46R.

The balance on SouthStar’s revolving line of credit is reflected as short-term debt in AGL Resources’
condensed consolidated balance sheet. As of September 30, 2005, the balance on SouthStar's revolving line of credit was zero.